Exhibit 23.1

August 25, 2008

To Whom It May Concern:

The firm of Mike Cronin,  CPA, consents to the  inclusion of his report dated August 18, 2008  accompanying  the audited  financial  statements  of HighLight Networks, Inc. as of June 30, 2008, in the Registration Statement on Form S-1, with the U.S.  Securities and Exchange  Commission,  and to our reference to the Firm under the caption "Experts" in the Prospectus.

Very truly yours,

/s/ Mike Cronin
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Mike Cronin, CPA